EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Announces Unaudited Results for Its Third Quarter Ended June 30, 2009

•	Company Generates Positive Cash Flow from Operations for the Quarter

•	Photovoltaics Business Segment Achieves Record Quarterly Profitability

•	Consolidated Order Backlog Increases by 62% to Approximately $50 Million

ALBUQUERQUE, New Mexico, August 17, 2009 – EMCORE Corporation (NASDAQ: EMKR – News), a leading provider of compound semiconductor-based components and subsystems for the fiber optics and solar power markets, today announced unaudited financial results for its fiscal third quarter and nine-month periods ended June 30, 2009.

Quarterly Results:

Revenue:
Revenue for the third quarter of fiscal 2009 was $38.5 million, a decrease of $4.8 million, or 11%, from $43.3 million reported in the immediately preceding quarter.

On a segment basis, third quarter revenue for the Photovoltaics segment was $16.1 million, an increase of $1.2 million, or 8%, from $14.9 million reported in the immediately preceding quarter with the increase due to greater demand for satellite solar power products. The Photovoltaics segment accounted for 42% of the Company's consolidated third quarter revenue compared to 34% in the preceding second fiscal quarter.

Third quarter revenue for the Fiber Optics segment was $22.4 million, a decrease of $6.0 million, or 21%, from $28.4 million reported in the immediately preceding quarter with the decline in revenue concentrated primarily in the telecom and CATV product lines. The Fiber Optics segment accounted for 58% of the Company's consolidated third quarter revenue compared to 66% in the preceding second fiscal quarter.

Gross Profit / (Loss):
After excluding certain adjustments, as set forth in the attached non-GAAP tables, the third quarter consolidated non-GAAP gross profit was $5.9 million, a $4.5 million improvement from $1.4 million reported in the preceding quarter with the corresponding non-GAAP gross margin increasing to 15.3% from 3.3% in the preceding quarter. On a GAAP basis, the consolidated gross loss for the third quarter was $2.4 million, an improvement of $4.6 million from a $7.0 million gross loss reported in the preceding quarter. During the quarter, the Company recorded approximately $6.4 million in non-cash losses on firm inventory purchase commitments and $1.9 million in non-cash inventory reserve adjustments in its Fiber Optics segment, both of which adversely impacted gross profit and margins.

On a segment basis, third quarter Photovoltaics non-GAAP gross margin was a record 33.9%, a significant increase from a 20.5% gross margin reported in the preceding quarter with the improvement due primarily to increased sales of higher margin satellite solar panels along with improved manufacturing yields on solar cells. The third quarter marks the second consecutive quarter of sequentially improved non-GAAP gross margins in the Photovoltaics segment. On a GAAP basis, the third quarter Photovoltaic gross margin mirrored the non-GAAP gross margin at 33.9% compared to a negative 24.7% gross margin in the preceding quarter.

Third quarter Fiber Optics non-GAAP gross margin was 1.8%, an increase from a negative 5.7% gross margin reported in the preceding quarter with the improvement due primarily to higher margins in the Company’s broadband product lines. On a GAAP basis, third quarter Fiber Optics gross margin was negative 35.2%, a decrease from a negative 11.7% gross margin reported in the preceding quarter with the decline due primarily to non-cash losses recorded on firm inventory purchase commitments which will become excess and/or obsolete, non-cash inventory valuation write-downs and unabsorbed overhead expenses, the result of lower revenue levels.

Operating Expenses:
Sales, general, and administrative expenses for the third quarter totaled $10.9 million, a decrease of $1.1 million, or 9%, from $12.0 million reported in the preceding quarter. Research and development expenses for the third quarter totaled $5.7 million, a decrease of $1.2 million, or 18%, from $6.9 million reported in the preceding quarter.  As a result of the Company’s on-going cost reduction initiatives, SG&A expenses declined sequentially in each of the last two fiscal quarters while R&D expenses declined in each of the last four fiscal quarters.

Impairment:
During the three months ended June 30, 2009, the Company performed an evaluation of its Fiber Optics assets for impairment as required by Statement of Financial Accounting Standard No. 144.  As a result of the evaluation, it was determined that impairment existed, and a charge of $27.0 million was recorded to write down the long-lived assets to estimated fair value, which was determined based on a combination of guideline public company comparisons and discounted estimated future cash flows.

The current economic and financial market conditions had a significant negative effect on the Company’s assessment of the fair value of the Fiber Optics asset groups.  The magnitude of the impairment charge resulted from the effects of recent declines in market values of comparable public companies’ debt and equity securities and the combined effect of the current slowdown in product orders and lower product pricing exacerbated by currently high discount rates used in estimating fair values.

Operating and Net Loss:
After excluding certain non-cash and other adjustments, as set forth in the attached non-GAAP tables, the third quarter consolidated non-GAAP operating loss was $7.2 million, a $7.4 million, or 51%, improvement from a $14.6 million operating loss reported in the preceding quarter. On a GAAP basis, the third quarter consolidated operating loss was $46.0 million, a $20.1 million increase from an operating loss of $25.9 million reported in the preceding quarter.

After excluding certain non-cash and other adjustments, as set forth in the attached non-GAAP tables, the third quarter consolidated non-GAAP net loss was $7.3 million, a $7.4 million, or 50%, improvement from a $14.7 million net loss reported in the preceding quarter.  On a GAAP basis, the consolidated net loss for the third quarter was $45.4 million, a $21.6 million increase from a net loss of $23.7 million reported in the preceding quarter.

On a per share basis, the third quarter non-GAAP net loss per share was $0.09, an improvement of $0.10 per share from a $0.19 loss per share reported in the preceding quarter. On a GAAP basis, the third quarter net loss per share was $0.57, an increase of $0.27 per share from a $0.30 net loss per share reported in the preceding quarter.

Cash Flow:
On a consolidated basis, the Company generated positive cash flow from operations during the third quarter due to the combination of a lower cash operating loss and the continuation of improved working capital management.

Order Backlog:
As of June 30, 2009, the Company had a consolidated order backlog of approximately $49.6 million, an $18.9 million, or 62%, increase from a $30.7 million order backlog reported as of the end of the preceding quarter. On a segment basis, the quarter-end Photovoltaics order backlog totaled $36.2 million, a $16.4 million, or 83%, increase from $19.8 million reported as of the end of the preceding quarter. The quarter-end Fiber Optics order backlog totaled $13.4 million, a $2.5 million, or 23% increase from $10.9 million reported as of the end of the preceding quarter. Order backlog is defined as purchase orders or supply agreements accepted by the Company with expected product delivery and / or services to be performed within the next twelve months.

Liquidity and Balance Sheet Highlights:

▪	As of June 30, 2009, cash, cash equivalents, and restricted cash totaled approximately $9.9 million and working capital totaled $45.3 million.

▪	During the third quarter, the Company generated positive cash flow from operations and positive free cash flow, net of capital expenditures.

▪
Over the last two quarters, the Company generated $15.9 million from the reduction in inventory levels and $15.4 million from the collection of accounts receivable while, at the same time, lowering its accounts payable obligations by $23.6 million.

▪
Over the last two quarters, the Company has reduced the amount of debt outstanding under its line of credit with Bank of America by $10.5 million, to $5.0 million at the end of the third quarter, and is in full compliance with its bank financial covenants.

In addition to continuing to focus on improving profitability and managing its working capital, the Company continues to pursue and evaluate a number of capital raising alternatives including debt and/or equity financings, product joint-venture opportunities and the potential separation or divestiture of certain portions of the Company’s business.  Subsequent to the end of the third quarter, the Company filed a Form S-3 Registration Statement with the Securities and Exchange Commission that provides for up to $50 million in debt and/or equity securities.

Business Outlook:

For the fourth quarter of fiscal 2009, ending September 30, 2009, the Company expects consolidated revenue to be in the range of $38 to $42 million and expects to generate positive cash flow from operations.

Conference Call:

EMCORE will discuss its unaudited results for its fiscal third quarter and nine-month period ended June 30, 2009 on a conference call to be held on Monday, August 17, 2009 at 5:00 pm ET.  To participate in the conference call, U.S. callers should dial (toll free) 800-930-1344 and international callers should dial 913-312-0847.  The access code for the call is 4504248.  A replay of the call will be available beginning August 17, 2009 at 8:00p.m. ET until August 24, 2009 at 11:59 p.m. ET.  The replay call-in number for U.S. callers is 888-203-1112, for international callers it is 719-457-0820 and the access code is 4504248.  The call also will be web cast via the Company's web site at http://www.emcore.com.  Please go to the site beforehand to download any necessary software.

About EMCORE:

EMCORE Corporation is a leading provider of compound semiconductor–based components and subsystems for the fiber optics and solar power markets. EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high–capacity fiber optic cables for high–speed data and telecommunications, cable television (CATV) and fiber–to–the–premises (FTTP) networks. EMCORE's Solar Power segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high–efficiency compound semiconductor–based multi-junction solar cells, covered interconnect cells and fully integrated solar panels. For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high–efficiency multi-junction solar cells and CPV components for use in solar power concentrator systems. For specific information about our company, our products or the markets we serve, please visit our website at http://www.emcore.com.

Forward–looking statements:

The information provided herein may include forward–looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Such forward–looking statements include but are not limited to words such as "expects”, "anticipates”, "intends”, "plans”, believes”, and "estimates”, and variations of these words and similar expressions, identify these forward–looking statements. These forward–looking statements also include, without limitation, (a) any statements or implications regarding our ability to remain competitive and a leader in its industry, and the future growth of the Company, or the industry and the economy in general; (b) statements regarding the expected level and timing of benefits from our current cost reduction efforts, including (i) expected cost reductions and their impact on our financial performance, (ii) our ability to reduce operating expenses associated with recent acquisitions (iii) our continued leadership in technology and manufacturing in our markets, and (iv) the belief that the cost reduction efforts will not impact product development or manufacturing execution; (c) any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards; (d) any and all guidance provided by us regarding its expected financial performance in future periods, including, without limitation, with respect to anticipated revenues for the fourth quarter of fiscal 2009. These forward–looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) the impact on the Company, our customers and our suppliers from the current worldwide economic crisis; (b) our cost reduction efforts may not be successful in achieving their expected benefits, (including, among other things, cost structure, gross margin and other profitability improvements), due to, among other things, shifts in product mix, selling price pressures, costs and delays related to product transfers to lower cost manufacturing locations and associated facility closures, integration difficulties, and execution concerns; (c) we may encounter difficulties in integrating recent acquisitions and as a result may sustain increased operating expenses, delays in commercializing new products, production difficulties associated with transferring products to our manufacturing facilities and disruption of customer relationships; (d) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, (iv) to successfully compete with products offered by our competitors; (e) we may not be successful in undertaking the steps currently planned in order to increase our liquidity; and (f) other risks and uncertainties described in our filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors. The forward–looking statements contained in this press release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward–looking statements.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
For the three and nine months ended June 30, 2009 and 2008
(in thousands, except loss per share)
(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008

Revenue	$38,489	$75,502	$135,829	$178,668

Cost of revenue	40,917	61,856	143,673	148,271

Gross (loss) profit	(2,428)	13,646	(7,844)	30,397

Operating expenses:
Selling, general, and administrative	10,914	13,906	35,039	36,032
Research and development	5,654	11,382	20,655	28,132
Impairments	27,000	-	60,781	-
Total operating expenses	43,568	25,288	116,475	64,164

Operating loss	(45,996)	(11,642)	(124,319)	(33,767)

Other (income) expense:
Interest income	(3)	(124)	(83)	(778)
Interest expense	105	-	443	1,580
Impairment of investment	-	-	366	-
Loss from conversion of subordinated notes	-	-	-	4,658
Stock–based expense from tolled options	-	-	-	4,316
Gain from sale of investments	-	(3,692)	(3,144)	(3,692)
Loss on disposal of equipment	-	-	-	86
Foreign exchange (gain) loss	(745)	(104)	635	(302)
Total other (income) expense	(643)	(3,920)	(1,783)	5,868

Net loss	$(45,353)	$(7,722)	$(122,536)	$(39,635)

Per share data:
Basic and diluted per share data:
Net loss	$(0.57)	$(0.10)	$(1.56)	$(0.62)

Weighted-average number of basic and diluted shares outstanding	79,700	76,582	78,632	64,155

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
As of June 30, 2009 and September 30, 2008
(In thousands)
(unaudited)
	June 30, 2009	September 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$9,386	$18,227
Restricted cash	366	1,854
Available-for-sale securities	1,400	2,679
Accounts receivable	41,892	60,313
Inventory, net	39,503	64,617
Prepaid expenses and other current assets	4,424	7,100

Total current assets	96,971	154,790

Property, plant, and equipment, net	57,695	83,278
Goodwill	20,384	52,227
Other intangible assets, net	13,539	28,033
Investments in unconsolidated affiliates	-	8,240
Available-for-sale securities, non-current	-	1,400
Long-term restricted cash	163	569
Other non-current assets, net	802	741

Total assets	$189,554	$329,278

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$4,984	$-
Short-term debt	889	-
Accounts payable	21,861	52,266
Accrued expenses and other current liabilities	23,909	23,290

Total liabilities	51,643	75,556

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 200,000 shares authorized, 80,647 shares issued and 80,488 outstanding at June 30, 2009; 77,920 shares issued and 77,761 shares outstanding at September 30, 2008	686,392	680,020
Accumulated deficit	(547,300)	(424,764)
Accumulated other comprehensive income	902	549
Treasury stock, at cost; 159 shares as of June 30, 2009 and September 30, 2008	(2,083)	(2,083)

Total shareholders’ equity	137,911	253,722

Total liabilities and shareholders’ equity	$189,554	$329,278

Use of Non-GAAP Measures

EMCORE provides non–GAAP gross profit and gross margin, non–GAAP operating loss, and non–GAAP net loss and net loss per share as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non–GAAP financial measures to its most comparable GAAP financial measure.

EMCORE believes that the additional non–GAAP measures are useful to investors in assessing the Company’s financial condition and performance. In particular, management believes it is appropriate in evaluating EMCORE's operations to exclude gains or losses from specific accounts receivable and inventory write-downs, loss from firm purchase commitments, patent litigation and other corporate legal–related charges; impairment charges; and warranty, severance and restructuring–related expenses because these items would make results less comparable between periods. Management also uses these measures internally to evaluate the Company's operating performance, and the measures are used for planning and forecasting of future periods. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non–GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non–GAAP financial information. However, non–GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

While management believes that these non–GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non–GAAP financial measures. These non–GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non–GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non–GAAP financial measures to their most comparable GAAP financial measures.

Non–GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non–GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company has provided a reconciliation of the non–GAAP financial measures to the most directly comparable GAAP financial measures as indicated in the tables listed below:

Non-GAAP Table Gross profit (loss) and margin Unaudited (in thousands, except percentages)	Three Months Ended March 31, 2009						Three Months Ended June 30, 2009
	Fiber Optics		Photovoltaics		Total		Fiber Optics		Photovoltaics	Total

Gross (loss) profit – GAAP	$(3,330)		$(3,675)		$(7,005)		$(7,889)		$5,461	$(2,428)

Specific adjustments:
Inventory valuation	1,468		5,663		7,131		1,919		-	1,919
Loss on commitments	-		-		-		6,380		-	6,380
Product warranty	248		1,056		1,304		-		-	-

Gross (loss) profit – Non-GAAP	$(1,614)		$3,044		$1,430		$410		$5,461	$5,871

Gross margin – GAAP	(11.7%	)	(24.7%	)	(16.2%	)	(35.2%	)	33.9%	(6.3%	)

Gross margin – Non-GAAP	(5.7%	)	20.5%		3.3%		1.8%		33.9%	15.3%

Non-GAAP Table Operating Loss Unaudited (in thousands)	Three Months Ended March 31, 2009	Three Months Ended June 30, 2009

Operating loss – GAAP	$(25,862)	$(45,996)

Specific adjustments:
Impairments	-	27,000
Provision for doubtful accounts	1,717	2,112
Corporate legal expense	836	1,325
Severance and restructuring-related expense	294	57
Inventory valuation adjustments	7,131	1,919
Loss on commitments	-	6,380
Product warranty adjustments	1,304	-

Operating loss – Non-GAAP	$(14,580)	$(7,203)

Non-GAAP Table Net Loss Unaudited (in thousands)	Three Months Ended March 31, 2009	Three Months Ended June 30, 2009

Net loss – GAAP	$(23,739)	$(45,353)

Specific adjustments:
Impairments	-	27,000
Provision for doubtful accounts	1,717	2,112
Corporate legal expense	836	1,325
Severance and restructuring-related expense	294	57
Inventory valuation adjustments	7,131	1,919
Loss on commitments	-	6,380
Product warranty adjustments	1,304	-
Gain from sale of investments	(3,144)	-
Foreign exchange (gain) loss	908	(745)

Net loss – Non-GAAP	$(14,693)	$(7,305)

Net loss per basic and diluted share – GAAP	$(0.30)	$(0.57)

Net loss per basic and diluted share – Non-GAAP	$(0.19)	$(0.09)

Contacts:

EMCORE Corporation
Silvia M. Gentile
Executive Offices
(505) 323-3417
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com